Exhibit 99.1

Agenus Announces Collaboration and License Agreement with Merck for Novel Checkpoint Antibody-Based Cancer Immunotherapies

  Agenus is eligible to receive ~$100 million in milestone payments as well as royalties on worldwide product sales

LEXINGTON, Mass.--(BUSINESS WIRE)--April 28, 2014--Agenus Inc. (NASDAQ: AGEN) announced today that the company has entered into a collaboration and license agreement with Merck, known as MSD outside the United States and Canada, through a subsidiary, for the discovery and development of therapeutic antibodies to immune checkpoints for the treatment of cancer. Under the terms of the agreement, Agenus will discover and optimize fully human antibodies against two undisclosed Merck checkpoint targets using the 4-Antibody Retrocyte Display® platform. Merck will be responsible for clinical development and commercialization of candidates generated under the collaboration.

Under the terms of the agreement, Agenus is eligible to receive approximately $100 million in potential payments associated with the completion of certain clinical, regulatory and commercial milestones for two candidates from Merck. In addition, Agenus is eligible to receive royalty payments on worldwide product sales.

“We are delighted to be working with Merck, who is a leader in the rapidly developing immuno-oncology space," said Bob Stein, MD, PhD, Chief Scientific Officer of Agenus Inc. "We believe our Retrocyte Display technology has significant advantages for creation of high quality antibody development candidates. This collaboration broadens our efforts in immuno-oncology beyond our previously disclosed checkpoint programs with a world-class research and development partner."

“This collaboration with Agenus complements our active immuno-oncology discovery programs,” said Dr. Eric Rubin, vice president clinical oncology, Merck Research Laboratories. “We look forward to working to advance these programs with the potential to address the unmet medical needs of people with cancer.”

Agenus acquired 4-Antibody AG, a private European-based biopharmaceutical company in February 2014. The 4-Antibody assets include the Retrocyte Display technology platform for discovery and optimization of fully human antibodies against a wide array of molecular targets. Agenus has multiple preclinical checkpoint modulator programs in development including GITR and OX40 agonists and antagonists of TIM-3, LAG-3, PD-1 and CTLA-4. These programs are being pursued through a strategic collaboration with Ludwig Cancer Research.

About Checkpoint Modulators

Clinical data from studies employing monoclonal antibodies that bind to checkpoint molecules, such as cytotoxic T lymphocyte antigen-4 (CTLA-4) and programmed death receptor-1 (PD-1), have generated considerable excitement in the field of immuno-oncology. Checkpoints are employed by the body to prevent a runaway immune response, which can be debilitating or deadly. Unfortunately, these very same checkpoint mechanisms can also be used by cancer cells as a defense against immune attack. Antibodies that bind to PD-1 and CTLA-4 are designed to help immune cells overcome the checkpoint defenses of cancer cells. Other checkpoint proteins, such as GITR and OX40, are receptors found on T cells that stimulate immune function. Agenus and Ludwig Cancer Research are driving leading-edge programs to discover and develop fully human monoclonal antibodies that bind to key checkpoint proteins and activate or block their activities for use in cancer therapy.

About Agenus

Agenus is an immuno-oncology company developing a portfolio of checkpoint modulators (CPMs), heat shock protein vaccines and adjuvants. Agenus’ checkpoint modulator programs target GITR, OX40, CTLA-4, LAG-3, TIM-3 and PD-1. The company’s proprietary discovery engine Retrocyte Display® is used to generate fully human therapeutic antibody drug candidates. The Retrocyte Display platform uses a high-throughput approach incorporating IgG format human antibody libraries expressed in mammalian B-lineage cells. Agenus’ heat shock protein vaccines for cancer and infectious disease are in Phase 2 studies. The company’s QS-21 Stimulon® adjuvant platform is extensively partnered with GlaxoSmithKline and Janssen and includes several candidates in Phase 3 trials. Among Agenus and its partners, 22 programs are in clinical development. For more information, please visit www.agenusbio.com, or connect with the company on Facebook, LinkedIn, Twitter and Google+.

Retrocyte Display and QS-21 Stimulon are registered trademarks of Agenus and its subsidiaries.

CONTACT:
Agenus Inc.
Jonae R. Barnes, 781-674-4538 Office
or
617-818-2985 Cell
Vice President
Investor Relations and Corporate Communications
jonae.barnes@agenusbio.com